                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)(1)

                           Mad Catz Interactive, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, No Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    556162105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /     Rule 13d-1(b)

         /x/     Rule 13d-1(c)

         / /     Rule 13d-1(d)

-----------

     (1) The  remainder  of this cover page shall be filled out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 556162105                   13G                    Page 2 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     William S. Fagan
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,732,010 shares
  OWNED BY
   EACH
  REPORTING    -----------------------------------------------------------------
PERSON WITH        6      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                               1,732,010 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     1,732,010 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     3.2%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 556162105                   13G                    Page 3 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Fagan Capital, Inc.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Texas
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,156,783 shares
  OWNED BY
   EACH
  REPORTING    -----------------------------------------------------------------
PERSON WITH        6      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                               1,156,783 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     1,156,783 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     2.1%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 556162105                   13G                    Page 4 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Laura A. Fagan
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   780,935 shares
  OWNED BY
   EACH
  REPORTING    -----------------------------------------------------------------
PERSON WITH        6      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                               780,935 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     780,935 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     1.4%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 556162105                   13G                    Page 5 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     James Dvorak
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   18,400 shares
  OWNED BY
   EACH
  REPORTING    -----------------------------------------------------------------
PERSON WITH        6      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                               18,400 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     18,400 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     Less than 1%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 556162105                   13G                    Page 6 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Lucrum Partners, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   18,400 shares
  OWNED BY
   EACH
  REPORTING    -----------------------------------------------------------------
PERSON WITH        6      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                               18,400 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     18,400 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     Less than 1%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 556162105                   13G                    Page 7 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Lucrum Capital Management, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   18,400 shares
  OWNED BY
   EACH
  REPORTING    -----------------------------------------------------------------
PERSON WITH        6      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                               18,400 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     18,400 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     Less than 1%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 556162105                   13G                    Page 8 of 15 Pages
----------------------                                    ----------------------

Item 1(a).        Name of Issuer:

                  Mad Catz Interactive, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  7480 Mission Valley Road, Suite 101
                  San Diego, California 92108

Item 2(a).        Name of Person Filing:

                  This Schedule 13G is jointly filed by William S. Fagan,  Fagan
                  Capital, Inc. ("Fagan Capital"), Laura A. Fagan, James Dvorak,
                  Lucrum  Partners,  LP ("Lucrum  Partners")  and Lucrum Capital
                  Management,  LLC  ("Lucrum  Management")  (collectively,   the
                  "Reporting  Persons").  Because  of  each  Reporting  Person's relationship with Fagan Capital or any of its affiliates,  the
                  Reporting  Persons  may be deemed a "group"  for  purposes  of
                  Section  13(d) of the  Securities  Exchange  Act of  1934,  as
                  amended.  Each of the Reporting  Persons,  however,  disclaims beneficial ownership of the shares held by the other Reporting
                  Persons,  except to the  extent of his,  her or its  pecuniary interest therein.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  The principal  address of each of the Reporting Persons is c/o
                  Fagan  Capital,  Inc.,  5201 N.  O'Connor  Blvd.,  Suite  440,
                  Irving, Texas 75039.

Item 2(c).        Citizenship:

                  Fagan  Capital  is  organized  under  the laws of the State of
                  Texas.  Lucrum  Partners and Lucrum  Management  are organized under the laws of the State of  Delaware.  William  S.  Fagan,
                  Laura A.  Fagan and James  Dvorak are  citizens  of the United
                  States of America.

Item 2(d).        Title of Class of Securities:

                  Common Stock, no par value

Item 2(e).        CUSIP Number:

                  556162105

Item 3.           If This  Statement  is Filed  Pursuant  to Rule  13d-1(b),  or
                  13d-2(b) or (c), Check Whether the Person Filing is a:

                  /X/      Not Applicable

----------------------                                    ----------------------
CUSIP No. 556162105                   13G                    Page 9 of 15 Pages
----------------------                                    ----------------------

        (a)      / /    Broker  or dealer  registered  under  Section  15 of the
                        Exchange Act.

        (b)      / /    Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c)      / /    Insurance  company as defined in Section 3(a)(19) of the
                        Exchange Act.

        (d)      / /    Investment  company  registered  under  Section 8 of the
                        Investment Company Act.

        (e)      / /    An   investment   adviser   in   accordance   with  Rule
                        13d-1(b)(1)(ii)(E).

        (f)      / /    An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F).

        (g)      / /    A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G).

        (h)      / /    A savings  association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act.

        (i)      / /    A church plan that is excluded from the definition of an
                        investment   company  under  Section   3(c)(14)  of  the
                        Investment Company Act.

        (j)      / /    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.          Ownership

1.      William S. Fagan

        (a)     Amount beneficially owned:

                1,732,010 shares*

        (b)     Percent of class:

                3.2% (based on  54,244,383  shares  outstanding  as  reported in
                     Issuer's Form 10-Q filed with the SEC on November 10, 2005)

        (c)     Number of shares as to which such person has:

                (i)     Sole power to vote or to direct the vote

                        1,732,010 shares*

                (ii)    Shared power to vote or to direct the vote

----------------------                                    ----------------------
CUSIP No. 556162105                   13G                    Page 10 of 15 Pages
----------------------                                    ----------------------

                        0 shares

                (iii)   Sole power to dispose or to direct the disposition of

                        1,732,010 shares*

                (iv)    Shared power to dispose or to direct the disposition of

                        0 shares

2.      Fagan Capital

        (a)     Amount beneficially owned:

                1,156,783 shares*

        (b)     Percent of class:

                2.1% (based on  54,244,383  shares  outstanding  as  reported in
                     Issuer's Form 10-Q filed with the SEC on November 10, 2005)

        (c)     Number of shares as to which such person has:

                (i)     Sole power to vote or to direct the vote

                        1,156,783 shares*

                (ii)    Shared power to vote or to direct the vote

                        0 shares

                (iii)   Sole power to dispose or to direct the disposition of

                        1,156,783 shares*

                (iv)    Shared power to dispose or to direct the disposition of

                        0 shares

* Mr. Fagan is the beneficial  owner of 1,732,010  shares of Common Stock of the
Issuer  consisting  of 1,156,783  shares of Common Stock  beneficially  owned by
Fagan  Capital and 575,227  shares of Common  Stock  owned by Mr.  Fagan.  Fagan
Capital  is a party to a  management  agreement  with the  record  holder of the
1,156,783   shares  reported  as  beneficially   owned  by  Fagan  Capital  (the
"Management  Agreement").  The Management  Agreement provides that Fagan Capital has the right to make investment and voting decisions with respect to the shares

----------------------                                    ----------------------
CUSIP No. 556162105                   13G                    Page 11 of 15 Pages
----------------------                                    ----------------------

purchased by Fagan Capital on the record holder's behalf. Accordingly, Mr. Fagan and Fagan  Capital  have sole voting and  dispositive  power with respect to the
1,156,783 shares of Common Stock of the Issuer reported as beneficially owned by
Fagan  Capital.  Mr.  Fagan  has the sole  power to vote and to  dispose  of the
575,227  shares  of  Common  Stock he owns.  Mr.  Fagan's  beneficial  ownership reported  herein does not include shares of Common Stock held by Laura A. Fagan, spouse of Mr. Fagan.

3.      Laura A. Fagan

        (a)     Amount beneficially owned:

                780,935 shares**

        (b)     Percent of class:

                1.4% (based on  54,244,383  shares  outstanding  as  reported in
                     Issuer's Form 10-Q filed with the SEC on November 10, 2005)

        (c)     Number of shares as to which such person has:

                (i)     Sole power to vote or to direct the vote

                        780,935 shares**

                (ii)    Shared power to vote or to direct the vote

                        0 shares

                (iii)   Sole power to dispose or to direct the disposition of

                        780,935 shares**

                (iv)    Shared power to dispose or to direct the disposition of

                        0 shares

** Does not  include  shares of Common  Stock of the  Issuer  held by William S.
Fagan, spouse of Mrs. Fagan.

4.      James Dvorak

        (a)     Amount beneficially owned:

                18,400 shares***

        (b)     Percent of class:

----------------------                                    ----------------------
CUSIP No. 556162105                   13G                    Page 12 of 15 Pages
----------------------                                    ----------------------

                Less than 1% (based on 54,244,383 shares outstanding as reported in  Issuer's  Form  10-Q  filed  with  the  SEC  on
                             November 10, 2005)

        (c)     Number of shares as to which such person has:

                (i)     Sole power to vote or to direct the vote

                        18,400 shares***

                (ii)    Shared power to vote or to direct the vote

                        0 shares

                (iii)   Sole power to dispose or to direct the disposition of

                        18,400 shares***

                (iv)    Shared power to dispose or to direct the disposition of

                        0 shares

5.      Lucrum Partners

        (a)     Amount beneficially owned:

                18,400 shares***

        (b)     Percent of class:

                Less than 1%(based on 54,244,383 shares  outstanding as reported in Issuer's Form 10-Q filed with the SEC on November
                            10, 2005)

        (c)     Number of shares as to which such person has:

                (i)     Sole power to vote or to direct the vote

                        18,400 shares***

                (ii)    Shared power to vote or to direct the vote

                        0 shares

                (iii)   Sole power to dispose or to direct the disposition of

----------------------                                    ----------------------
CUSIP No. 556162105                   13G                    Page 13 of 15 Pages
----------------------                                    ----------------------

                        18,400 shares***

                (iv)    Shared power to dispose or to direct the disposition of

                        0 shares

6.      Lucrum Management

        (a)     Amount beneficially owned:

                18,400 shares***

        (b)     Percent of class:

                Less than 1% (based on 54,244,383 shares outstanding as reported in  Issuer's  Form  10-Q  filed  with  the  SEC  on
                             November 10, 2005)

        (c)     Number of shares as to which such person has:

                (i)     Sole power to vote or to direct the vote

                        18,400 shares***

                (ii)    Shared power to vote or to direct the vote

                        0 shares

                (iii)   Sole power to dispose or to direct the disposition of

                        18,400 shares***

                (iv)    Shared power to dispose or to direct the disposition of

                        0 shares

*** Mr. Dvorak is the  beneficial  owner of 18,400 shares of Common Stock of the
Issuer consisting of 18,400 shares of Common Stock owned by Lucrum Partners.  As the  General  Partner of Lucrum  Partners,  Lucrum  Management  may be deemed to beneficially  own the 18,400  shares owned by Lucrum  Partners.  As the Managing
Member of Lucrum  Management,  which in turn is the  General  Partner  of Lucrum
Partners,  Mr. Dvorak may be deemed to beneficially  own the 18,400 shares owned by Lucrum Partners.  Mr. Dvorak has the sole power to vote and to dispose of the
18,400 shares of Common Stock owned by Lucrum Partners by virtue of his position with Lucrum Management.

Item 5.         Ownership of Five Percent or Less of a Class.

----------------------                                    ----------------------
CUSIP No. 556162105                   13G                    Page 14 of 15 Pages
----------------------                                    ----------------------

                If this  statement  is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the  beneficial  owner of more than five percent of the class of securities, check the following [X].

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.

                Pursuant to the Management  Agreement,  the record holder of the
1,156,783 shares of Common Stock reported as beneficially owned by Fagan Capital has the right to receive and the power to direct the receipt of dividends  from, or the proceeds from the sale of, such shares.

Item 7.         Identification   and  Classification  of  the  Subsidiary  Which
                Acquired the Security  Being  Reported on by the Parent  Holding
                Company or Control Person.

                Not Applicable

Item 8.         Identification and Classification of Members of the Group.

                See Exhibit A to initial Schedule 13G.

Item 9.         Notice of Dissolution of Group.

                Not Applicable

Item 10.        Certifications.

                By signing below I certify that, to the best of my knowledge and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the issuer of the  securities  and were not acquired and are not held in  connection with or as a participant in any transaction having that purpose or effect.

----------------------                                    ----------------------
CUSIP No. 556162105                   13G                    Page 15 of 15 Pages
----------------------                                    ----------------------

                                    SIGNATURE

                After  reasonable  inquiry and to the best of my  knowledge  and belief,  I certify  that the  information  set forth in this  statement is true, complete and correct.

Dated:    January 23, 2006           Fagan Capital, Inc.

                                     By: /s/ William S. Fagan
                                         -------------------------------
                                         Name: William S. Fagan
                                         Title: President

                                     /s/ William S. Fagan
                                     -----------------------------------
                                     William S. Fagan

                                     /s/ Laura A. Fagan
                                     -----------------------------------
                                     Laura A. Fagan

                                     /s/ James Dvorak
                                     -----------------------------------
                                     James Dvorak

                                     Lucrum Partners, LP

                                     By: Lucrum Capital Management, LLC,
                                         its General Partner

                                     By: /s/ James Dvorak
                                         ------------------------------
                                         Name: James Dvorak
                                         Title: Managing Member

                                     Lucrum Capital Management, LLC

                                     By: /s/ James Dvorak
                                         ------------------------------
                                         Name: James Dvorak
                                         Title: Managing Member